Exhibit 3.3

SECOND CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

INTERACTIVE HEALTH, INC.

The undersigned corporation, in order to amend its Certificate of Incorporation (the “Certificate of Incorporation”), effective as of December 31, 2003 for accounting purposes only, hereby certifies the following:

FIRST:                                Article IV of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

Section 1.

A.                                   Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 3.D.

B.                                     The Corporation shall have authority to issue (i) 9,000,000 shares of Common Stock, par value $.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”).  Of the authorized Preferred Stock, the Corporation has hereby designated and shall have the authority to issue 5,000,000 shares of Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”).

Section 2.               The Board of Directors hereby is vested with the authority to provide for the issuance of additional Preferred Stock, at any time and from time to time, in one or more series, each of such series to have such voting powers, designations, preferences and relative participating, optional, conversion and other rights, and such qualifications, limitations or restrictions thereon as expressly provided in the resolution or resolutions duly adopted by the Board of Directors providing for the issuance of such shares or series thereof.  The authority which hereby is vested in the Board of Directors shall include, but not be limited to, the authority to provide for the following matters relating to each series of the Preferred Stock:

(i)                                     The designation of any series.

(ii)                                  The number of shares initially constituting any such series.

(iii)                               The increase, and the decrease, to a number not less than the number of the outstanding shares of any such series, of the number of shares constituting such series theretofore fixed.

(iv)                              The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

(v)                                 Whether or not the shares of Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

(vi)                              The amount payable on the shares of Preferred Stock or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of shares ranking senior to other shares shall be entitled to be paid, or to have set apart for payment, not less than the liquidation value of such shares before the holders of shares of the Common Stock or the holders of any other series of Preferred Stock ranking junior to such shares.

(vii)                           Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share.

(viii)                        Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof.

(ix)                                Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof.

(x)                                   Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including, but not limited to, any provision for the adjustment of the conversion rate or the conversion price.

(xi)                                Any other relative rights, preferences, qualifications, limitations and restrictions.

Section 3.                                            The powers, preferences, rights, qualifications, limitations and restrictions of the Common Stock and the Series A Preferred Stock are as follows:

A.                                   Common Stock

1.                                       Voting.  Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect.  The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held.

2.                                       Dividends.  Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock and the holders of shares of Series A Preferred Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any funds the Corporation legally available therefor (“Legally Available Funds”), ratably in proportion to (a) in the case of shares of Common Stock, based on the number of shares of the Common Stock held by each such holder and (b) in the case of shares of Series A Preferred Stock, based upon the number of shares of Common Stock issuable to the holders thereof on the record date for such dividends upon the conversion of such shares of Series A Preferred Stock.

3.                                       Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.  A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

B.                                     Series A Preferred Stock.

1.                                       Ranking.  Except as specifically provided in this Section 3(B), the Series A Preferred Stock shall rank senior to all other equity securities of the Corporation, including any other series or class of the Corporation’s Preferred Stock, Common Stock or other capital stock, now or hereafter authorized, unless by its terms such series or class of equity securities ranks senior to or pari passu with the Series A Preferred Stock and such series or class of equity securities has been authorized and approved in accordance with the provisions of this Section 3 by the holders of a majority of the then outstanding shares of Series A Preferred Stock.

2.                                       Dividends and Distributions.

a.                                       Ratable Participation with Common Stock.  Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof that ranks senior to or pari passu with the Series A Preferred Stock and that has been authorized and approved in accordance with the provisions of this Section 3 by the holders of a majority of the then outstanding shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock and the Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the board of directors at any time and from time to time out of any Legally Available Funds the Corporation legally available therefor, ratably in proportion to (a) in the case of shares of Series A Preferred Stock, based upon the number of shares of Common Stock issuable to the holders thereof on the record date for such dividends upon the conversion of such shares of Series A Preferred Stock and (b) in the case of shares of Common Stock, based on the number of shares of the Common Stock held by each such holder.

b.                                      Certain Restrictions.

(i)                                     Cash dividends on the Series A Preferred Stock may not be declared, paid or set apart for payment if (a) the Corporation is not solvent or would be rendered insolvent thereby or (b) the terms and provisions of any law, or any agreement of the Corporation relating to the Corporation’s indebtedness for borrowed money, specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a violation or breach thereof or a default thereunder.

(ii)                                  The Corporation shall not declare or pay any dividend on, or make any distribution in respect of, or repurchase or redeem any shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) with evidences of indebtedness, assets or other property (other than (i) cash dividends or cash distributions payable out of consolidated earnings or earned surplus as to which the holders of Series A Preferred Stock are paid their pro rata share of such cash dividends or cash distributions as provided in Section 3(B)(2) or (ii) dividends payable in capital stock for which adjustment is made under Section 3(B)(5)(d)(1)).

(iii)                               The Corporation shall not permit any Subsidiary of the Corporation, or cause any other Person (using funds of the Corporation or any Subsidiary of the Corporation), to make any distribution with respect to or purchase or otherwise acquire for consideration any shares of capital stock of the Corporation unless the Corporation could make such distribution or purchase or otherwise acquire such shares at such time and in such manner.

3.                                       Voting Rights.  In addition to any voting rights provided by law, the holders of shares of Series A Preferred Stock shall have the following voting rights:

a.                                       Except as otherwise required by applicable law, each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders called for the purpose or by written consent, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and with holders of all other shares entitled to vote thereon.  With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes with respect to such share as is equal to the number of votes that such holder would be entitled to cast assuming that such share of Series A Preferred Stock had been converted on the record date for determining the stockholders of the Corporation eligible to vote on any such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, into the number of shares of Common Stock then issuable upon conversion of such share of Series A Preferred Stock as provided in Section 3(B)(5) (without regard to Section 3(B)(5)(d)(6)).

b.                                      Notwithstanding any other paragraph or provision hereof, none of the following actions may be taken, directly or indirectly, by the Corporation or any of its Subsidiaries, without the approval of the holders of at least two-thirds of all issued and outstanding shares of Series A Preferred Stock, in person or by proxy, at a special or annual meeting called for the purpose or by written consent:

(i)                                     the consummation of an Organic Transaction (as defined below);

(ii)                                  the adoption of an amendment, restatement or modification of the Certificate of Incorporation, Bylaws or other governance documents which could materially and adversely affect the rights of the holders of the Series A Preferred Stock;

(iii)                               the declaration or payment of any dividend or making of any distribution on or with respect to Junior Stock, other than dividends paid or distributions made to holders of Common Stock and holders of Series A Preferred Stock, ratably in proportion to (a) in the case of shares of Series A Preferred Stock, based upon the number of shares of Common Stock issuable to the holders thereof on the record date for such dividends upon the conversion of such shares of Series A Preferred Stock and (b) in the case of shares of Common Stock, based on the number of shares of the Common Stock held by each such holder;

(iv)                              the purchase, redemption or retirement, directly or indirectly, of any shares of Junior Stock (or any securities convertible or exchangeable into or exercisable for the purchase of Junior Stock); provided, however, that so long as no default or event of default has occurred and is continuing under any agreement or instrument governing any Indebtedness of the Corporation or any of its Subsidiaries or would be caused thereby, the Company may purchase (for cash or indebtedness) capital stock of the Company from former directors, officers or employees of the Company or any of its Subsidiaries or any of their respective estates, spouses or former spouses in connection with the termination of the employment of such director, officer or employee;

(v)                                 the authorization, creation or issuance of any shares of capital stock or other securities which could adversely affect, or are ranked prior to or pari passu with, the Series A Preferred Stock as to dividend rights or rights upon liquidation, dissolution or winding up;

(vi)                              the incurrence of any Indebtedness except as permitted by Section 9.04 of the Purchase Agreement, as such section exists on the Initial Issue Date, without giving effect to any subsequent amendment, modification, supplement, extension, renewal, restatement, replacement, termination or waiver;

(vii)                           the engagement by the Corporation or any Subsidiary in any business that fundamentally alters the principal business in which the Corporation or any of its Subsidiaries are currently engaged;

(viii)                        a voluntary dissolution, liquidation or winding up;

(ix)                                other than as provided in the Purchase Agreement as in effect on the Initial Issue Date, the entering into any transaction or agreement with, or making any payment to, any Affiliate of the Corporation or any Subsidiary, amending or terminating any existing agreement with any Affiliate of the Corporation or any Subsidiary, purchasing from or providing to an Affiliate of the Corporation or any Subsidiary, any selling, general management or administrative services, directly or indirectly making any sales to or purchases from an

Affiliate of the Corporation or any Subsidiary, or increasing the compensation being paid to an Affiliate of the Corporation or any Subsidiary; or

(x)                                   (A) the sale outside of the ordinary course of business of any assets or business of the Corporation or any Subsidiary (other than a Permitted Disposition) or (B) the acquisition by the Company or any of its Subsidiaries of any capital stock or equity interests of another entity; or the acquisition (whether by merger, consolidation, purchase of assets or otherwise) of another entity or business or all or substantially all of the assets thereof.

4.                                       Liquidation, Dissolution or Winding Up.

a.                                       In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any distribution or payment to holders of Junior Stock, the holders of shares of Series A Preferred Stock shall be entitled to be paid an amount equal to the greater of (i) the Series A Liquidation Preference then in effect or (ii) the amount that the holders of shares of Series A Preferred Stock would be entitled to receive in connection with such liquidation, dissolution or winding up if all of the holders of Series A Preferred Stock had converted their shares into Common Stock immediately prior to any relevant record date or payment in connection with such liquidation, dissolution or winding up, ratably in proportion to the amounts that would be payable to all holders of shares of Common Stock.

b.                                      If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the holders of the Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

c.                                       (i)                                     A consolidation or merger of the Corporation resulting in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction owning or controlling a majority of the issued and outstanding voting securities of the continuing or surviving entity immediately following such transaction shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3(B)(4).

(ii)                                  The consummation of an Organic Transaction shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3(B)(4), unless within 15 days after delivery of written notice of such Organic Transaction by the Corporation to the holders of the Series A Preferred Stock, the holders of at least two-thirds of the issued and outstanding shares of the Series A Preferred Stock provide the Corporation with written notice that such Organic Transaction shall not be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3(B)(4).  The Corporation shall give each holder of the Series A Preferred Stock written notice of any Organic Transaction no later than 5 days of the occurrence thereof.  If an Organic Transaction is deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to this subclause (ii), then the amounts owed to the holders of shares of Series A Preferred Stock pursuant to

Section 3(B)(4)(a) shall be determined assuming that immediately following the consummation of such Organic Transaction, the Corporation shall have dissolved and distributed all of its assets in liquidation.

5.                                       Conversion.

a.                                       Stockholders’ Right To Convert.  Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time, or from time to time, into a number of shares of Common Stock equal to a fraction, the numerator of which is the Series A Liquidation Preference and the denominator of which is the Adjusted Conversion Price then in effect.  The option to convert into Common Stock shall be exercised by (i) giving written notice to the Corporation, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock issuable upon conversion are to be issued and (ii) surrendering for such purpose to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Series A Preferred Stock and Common Stock, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer.  At the time of the surrender referred to in clause (ii) above, the Person in whose name any certificate for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

b.                                      Automatic Conversion.  Upon the earlier to occur of (i) the date specified by vote or written agreement of the holders of at least two-thirds of the shares of Series A Preferred Stock then outstanding or (ii) consummation of a Qualified Initial Public Offering, each outstanding share of Series A Preferred Stock shall automatically be converted into a number of shares of Common Stock equal to a fraction, the numerator of which is the Series A Liquidation Preference and the denominator of which is the Adjusted Conversion Price then in effect.  Immediately thereafter, each holder of Series A Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon conversion of such holder’s Series A Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such holder.  Upon written notice from the Corporation, each holder of Series A Preferred Stock so converted shall promptly surrender to the Corporation, at any place where the Corporation shall maintain a transfer agent for its Series A Preferred Stock and Common Stock, certificates representing the shares so converted, duly endorsed in blank or accompanied by proper instruments of transfer.  On the date of such automatic conversion, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of holders thereof to (i) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted and (ii) exercise the rights to which they are entitled as holders of Common Stock.

c.                                       Unpaid Dividends.  If conversion pursuant to Section 3(B)(5)(a) or 3(B)(5)(b) occurs at a time when there are any unpaid dividends due on the shares of Series A

Preferred Stock, such dividends shall be paid promptly thereafter in full to the holder of the shares of Common Stock into which such shares of Series A Preferred Stock were converted.

d.                                      Antidilution Adjustments.

(1)                                  Dividend, Subdivision or Combination of Common Stock.  If the Corporation shall, at any time or from time to time, (a) declare a dividend on the Common Stock payable in shares of its capital stock (including Common Stock) without a corresponding dividend with respect to the Series A Preferred Stock, (b) subdivide the outstanding Common Stock without a corresponding subdivision with respect to the Series A Preferred Stock or (c) combine the outstanding Common Stock into a smaller number of shares without a corresponding combination with respect to the Series A Preferred Stock, then in each such case, the number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock at the time of the record date for such dividend or of the effective date of such subdivision or combination and the number and kind of shares of Common Stock issuable on such date shall be proportionately adjusted so that, in connection with a conversion of the shares of Series A Preferred Stock after such date, the holder of shares of Series A Preferred Stock shall be entitled to receive the aggregate number and kind of shares of capital stock which, if the conversion had occurred immediately prior to such date, the holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision or combination.  Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision or combination.  Such adjustment shall be made successively whenever any event listed above shall occur.  If a dividend is declared and such dividend is not paid, the number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock shall be adjusted to that number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock immediately prior to such record date, subject, however, to such other adjustments as may have been made or which would have been made under this Section 3(B)(5) had such number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock been the number of shares of Common Stock issuable upon the conversion of each share of Series A Preferred Stock immediately prior to such record date.

(2)                                  Certain Distributions.  If the Corporation shall, at any time or from time to time, fix a record date for the distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the continuing corporation) of evidences of indebtedness, assets or other property (other than (i) cash dividends or cash distributions payable out of consolidated earnings or earned surplus as to which the holders of Series A Preferred Stock are paid their pro rata share of such cash dividends or cash distributions as provided in Section 3(B)(2) or (ii) dividends payable in capital stock for which adjustment is made under Section 3(B)(5)(d)(1)) or subscription rights or warrants (excluding those referred to in Section 3(B)(5)(d)(3)), then in each such case for the purpose of this Section 3(B)(5)(d)(2), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(3)                                  Issuance of Common Stock Below Adjusted Conversion Price.  Subject to Section 3(B)(5)(d)(4), the Adjusted Conversion Price shall be subject to adjustment as follows: If the Corporation shall, at any time or from time to time prior to the conversion of all of the Series A Preferred Stock, sell or issue shares of Common Stock (regardless of whether originally issued or from the Corporation’s treasury), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase or convert into or exchange for, shares of Common Stock at a price per share of Common Stock (determined, in the case of rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total consideration deemed received by the Corporation determined as provided below in respect of such rights, options, warrants or convertible or exchangeable securities, by (y) the total number of shares of Common Stock covered by such rights, options, warrants or convertible or exchangeable securities) lower than either the Current Market Price or the Adjusted Conversion Price in effect immediately prior to such sale or issuance, then, in each such case, the Adjusted Conversion Price shall be immediately reduced to the price determined by multiplying the Adjusted Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such sale or issuance plus the number of shares of Common Stock which the aggregate consideration deemed received (determined as provided below) for such sale or issuance would purchase at the greater of the Current Market Price or the Adjusted Conversion Price in effect immediately prior thereto and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such sale or issuance.  Such adjustment shall be made successively whenever such sale or issuance is made.  For the purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of such sale or issuance, and the consideration “deemed received” by the Corporation therefor shall be deemed to be the total consideration actually received or receivable by the Corporation (plus any underwriting discounts or commissions in connection therewith) for such rights, options, warrants or convertible or exchangeable securities, plus the consideration stated in such rights, options, warrants or convertible or exchangeable securities to be payable to the Corporation for the shares of Common Stock covered thereby.  If the Corporation shall sell or issue shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the “price per share of Common Stock” and the “consideration” deemed received by the Corporation for purposes of this Section 3(B)(5)(d)(3), the fair value of such property shall be determined in good faith by the Board of Directors of the Corporation and shall be the value which is agreed upon by at least a majority of the members thereof.  The determination of whether any adjustment is required under this Section 3(B)(5)(d)(3) by reason of the sale and issuance of rights, options, warrants or convertible or exchangeable securities and the amount of such adjustment, if any, shall be made only at the time of such issuance or sale and not at the subsequent time of issuance or sale of Common Stock upon the exercise of such rights to subscribe or purchase.  Upon the expiration of any such rights, options or warrants, the termination of any such rights to convert or exchange or the expiration of any options, warrants or rights related to such convertible or exchangeable securities, the Adjusted Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and exercisable, convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options, warrants or rights, upon the conversion or exchange of such securities or upon the exercise of the options, warrants or rights related to such securities.

(4)                                  Certain Exceptions to Anti-Dilution Provisions.  There shall be no adjustment of the Adjusted Conversion Price pursuant to Section 3(B)(5)(d)(3) in the case of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase, or convert into or exchange for, shares of Common Stock in any such case to be issued (i) to an employee, advisor, consultant or director of the Corporation or any of its Subsidiaries pursuant to the Corporation’s 2003 Stock Incentive Plan or pursuant to any other stock option or stock plan or arrangement that has been approved by the Corporation’s Board of Directors and the holders of at least two-thirds of all issued and outstanding shares of Series A Preferred Stock, (ii) pursuant to the exercise of the Warrants, as defined in the Purchase Agreement, (iii) upon conversion of the Series A Preferred Stock, (iv) capital stock issued as a dividend on the Series A Preferred Stock or on the Common Stock for which an adjustment is made pursuant to Section 3(B)(5)(d)(2) or (v) upon conversion or exercise of securities, options and rights outstanding on the Initial Issue Date.

(5)                                  Amendment/Modification to Other Securities.   Notwithstanding any provision in Section 3(B)(5)(d) to the contrary and without limitation to any other provision contained in Section 3(B)(5)(d), in the event any securities of the Corporation (other than the Series A Preferred Stock), including, without limitation, those securities set forth as exceptions in Section 3(B)(5)(d)(4) (collectively, the “Subject Securities”), are amended or otherwise modified by operation of their terms or otherwise (including, without limitation, by operation of such Subject Securities’ anti-dilution provisions other than antidilution adjustments which are equivalent to the adjustments set forth in Section 3(B)(5)(d)(1) hereof) in any manner whatsoever that results in (i) the reduction of the exercise, conversion or exchange price of such Subject Securities payable upon the exercise for, or conversion or exchange into, Common Stock or other securities exercisable for, or convertible or exchangeable into, Common Stock and/or (ii) such Subject Securities becoming exercisable for, or convertible or exchangeable into (A) more shares or dollar amount of such Subject Securities which are, in turn exercisable for, or convertible or exchangeable into, Common Stock, or (B) more shares of Common Stock, then such amendment or modification shall be treated for purposes of Section 3(B)(5)(d) as if the Subject Securities which have been amended or modified have been terminated and new securities have been issued with the amended or modified terms.  The Corporation shall make all necessary adjustments (including successive adjustments if required) to the Adjusted Conversion Price in accordance with Section 3(B)(5)(d), but in no event shall the Adjusted Conversion Price be greater than it was immediately prior to the application of this Subsection to the transaction in question.  On the expiration or termination of any such amended or modified Subject Securities for which adjustment has been made pursuant to the operation of the provisions of this Section 3(B)(5)(d)(5) without such Subject Securities having been exercised, converted or exchanged in full pursuant to their terms, the Adjusted Conversion Price shall be appropriately readjusted in the manner specified in Section 3(B)(5)(d)(3).

(6)                                  De Minimis Adjustments.  No adjustment of the Adjusted Conversion Price shall be made if the amount of such adjustment would result in a change in the Adjusted Conversion Price per share of less than $.05, but in such case any adjustment that would otherwise be required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which together with any adjustment so carried forward, would result in a change in the Adjusted Conversion Price of $.05 or more per share.  Notwithstanding the provisions of the first sentence of this Section 3(B)(5)(d)(6), any adjustment postponed pursuant to this Section 3(B)(6) shall be made no later than the earlier of (i) three years from the date of the transaction that would, but for the provisions of the first sentence of this Section 3(B)(6), have required such adjustment, (ii) immediately prior to the date of any conversion of shares of Series A Preferred Stock and (iii) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock.

e.                                       Fractional Shares.  Notwithstanding any other provision of this Certificate of Incorporation, the Corporation shall not be required to issue fractions of shares of Common Stock upon conversion of any shares of Series A Preferred Stock or to distribute certificates which evidence fractional shares of Common Stock.  In lieu of fractional shares, the Corporation may pay therefor, at the time of any conversion of shares of Series A Preferred Stock as herein provided, an amount in cash equal to such fraction multiplied by the Current Market Price of a share of Common Stock.

f.                                         Reorganization, Reclassification, Merger and Sale of Assets Adjustment.  If there occurs any capital reorganization or any reclassification of the Common Stock, the consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation of the Corporation in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock) or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation to another Person, in each case other than pursuant to an Organic Transaction that is deemed to be a liquidation, dissolution or winding up of the Corporation after the election of holders of Series A Preferred Stock as contemplated by Section 3(B)(4)(c)(ii), then each share of Series A Preferred Stock shall thereafter be convertible into the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock upon such reorganization, reclassification, consolidation, merger, sale or conveyance, in respect of that number of shares of Common Stock into which such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, consolidation, merger, sale or conveyance; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors of the Corporation) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the conversion of the Series A Preferred Stock.

g.                                      Certificate as to Adjustments.  Whenever the number of shares of Common Stock issuable, or the securities or other property deliverable upon the conversion of the Series A Preferred Stock, shall be adjusted pursuant to the provisions hereof, the Corporation shall promptly give written notice thereof to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series A Preferred Stock and the Common Stock, a certificate, signed by the President or one of the Vice

Presidents of the Corporation, and by its Chief Financial Officer, its Treasurer or one of its Assistant Treasurers, stating the number of shares of Common Stock issuable, or the securities or other property deliverable, per share of Series A Preferred Stock converted, calculated to the nearest cent or to the nearest one one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based.  Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

h.                                      Reservation of Common Stock.  The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred Stock the maximum number of each of its authorized but unissued shares of Common Stock, free from preemptive rights therein, as is reasonably anticipated to be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock into Common Stock as herein provided and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

i.                                          No Conversion Charge or Tax.  The issuance and delivery of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue or transfer tax, (other than any tax or charge associated with the issuance of shares in a name other than the registered holder of the Series A Preferred Stock so converted) or other incidental expenses in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

j.                                          No Amendment of Certificate of Incorporation.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any term of the Certificate of Incorporation, but will at all times in good faith assist in carrying out of all such terms and in taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against dilution or other impairment.  Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of capital stock receivable on the conversion of the Series A Preferred Stock, and (b) will take such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of the Series A Preferred Stock will, upon issuance, be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

k.                                       Certain Events.  In case at any time prior to the conversion of all of the Series A Preferred Stock:

(i)                                     the Corporation shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares of stock of any class or of any other rights; or

(ii)                                  there shall be any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock); or

(iii)                               there shall be any capital reorganization by the Corporation; or

(iv)                              there shall be an Organic Transaction; or

(v)                                 there shall be a voluntary or involuntary dissolution, liquidation and winding up by the Corporation or dividend or distribution to holders of Common Stock;

(vi)                              there shall be any other event described in Section 3(B)(5)(d); or

(vii)                           there shall be any other Liquidity Event;

then in any one or more of said cases, the Corporation shall cause to be delivered to the holders of Series A Preferred Stock, at the earliest practicable time (and, in any event, not less than 15 days before any record date or the date set for definitive action), written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction shall take place, as the case may be.  Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may reasonably be known at the date of such notice) on the Adjusted Conversion Price and the kind and amount of the shares of stock and other securities and property deliverable upon conversion of the Series A Preferred Stock.  Such notice shall also specify the date, if known, as of which the holders of record of the Common Stock shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their shares of the Common Stock for securities or other property (including cash) deliverable upon such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up or other transaction, as the case may be.

6.                                       Status on Conversion.  Upon any conversion of shares of the Series A Preferred Stock, the shares so converted shall be canceled.

C.                                     General Provisions.

1.                                       Notices.  Except as otherwise expressly provided, whenever notices or other communications are required to be made, delivered or otherwise given to holders of shares of the Series A Preferred Stock, the notice or other communication shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, overnight delivery or courier service or personal delivery, addressed to the Persons shown on the books of the Corporation as such holders at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Corporation’s Certificate of Incorporation and Bylaws and applicable law, as in effect from time to time.  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by nationally recognized commercial overnight courier service; five business days after being deposited in the U.S. mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

2.                                       Certain Remedies.  Any registered holder of shares of Series A Preferred Stock shall be entitled (upon proper proof as determined by the relevant court) to an injunction or injunctions to prevent violations of the provisions of the Corporation’s Certificate of Incorporation and to enforce specifically the terms and provisions of the Corporation’s Certificate of Incorporation in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.  Notwithstanding the foregoing, the observance of any term of the Corporation’s Certificate of Incorporation which benefits only the holders of the Series A Preferred Stock may be waived by holders of at least a majority of all issued and outstanding shares of Series A Preferred Stock (either generally or in a particular instance and either retroactively or prospectively).

3.                                       Invalidity.  If any power, preference, right, qualification, limitation or restriction of the Series A Preferred Stock set forth herein (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences, rights, qualifications, limitations, and restrictions set forth in this Section 3 (as so amended) which can be given effect without the invalid, unlawful or unenforceable power, preference, right, qualification, limitation, or restriction herein set forth shall not be deemed dependant upon any other such power, preference, right, qualification, limitation, or restriction unless so expressed herein.

D.                                    Definitions.  For the purposes of this Article IV, the following terms shall have the meanings indicated:

“Adjusted Conversion Price” shall mean, with respect to each share of Series A Preferred Stock, $10.00, subject to appropriate adjustment from time to time for events described in Section 3(B)(5).

“Affiliate” shall have the meaning assigned to that term in Regulation 12b-2 promulgated under the Exchange Act.

“2003 Stock Option Plan” means the Corporation’s Stock Incentive Plan adopted with the approval of the holders of at least two-thirds of all issued and outstanding shares of Series A Preferred Stock, voting in person or by proxy, at a special or annual meeting called for the purpose or by written consent, as the same may be amended with the approval of the holders of at least two-thirds of all issued and outstanding shares of Series A Preferred Stock, voting in person or by proxy, at a special or annual meeting called for the purpose or by written consent.

“Bylaws” shall mean the bylaws, as amended and in effect from time to time, of the Corporation and/or its Subsidiaries, as the context may require.

“Certificate of Incorporation” shall mean the Certificate of Incorporation, as amended and in effect from time to time (including, without limitation, by any certificate of amendment or certificate of designation), of the Corporation and/or its Subsidiaries, as the context may require.

“Closing Price” shall mean, with respect to each share of Common Stock, for any day, (a) the last reported sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case as reported on the principal national securities exchange on which such Common Stock is listed or admitted for trading or (b) if such Common Stock is not listed or admitted for trading on any national securities exchange, the last reported sale price or, in case no such sale takes place on such day, the average of the highest reported bid and the lowest reported asked quotation for such Common Stock as reported on the Automatic Quotation System of the NASD, Inc.  or a similar service if NASDAQ is no longer reporting such information.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” shall mean the Corporation’s Common Stock, par value $.001 per share.

“Current Market Price” shall mean, with respect to shares of Common Stock, on any date, the average of the daily Closing Prices per share of Common Stock for the 10 consecutive trading days commencing 15 days before such date.  If on any such date the shares of such Common Stock are not listed or admitted for trading on any national securities exchange or quoted on NASDAQ or a similar service, the Current Market Price for such shares shall be the fair market value of such shares on such date as determined in good faith by a committee of disinterested members of the Board of Directors of the Corporation based on a written opinion of an independent investment banking firm of nationally recognized stature.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“GAAP” means generally accepted accounting principles in effect from time to time within the United States.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indebtedness” shall have the meaning assigned to such term in the Purchase Agreement as it exists on the date hereof.

“Initial Issue Date” shall mean the date on which the first share of Series A Preferred Stock is issued.

“Investment Bank” has the meaning assigned such term in Section 3(B)(5)(d)(4).

“Issue Date” shall mean, with respect to any share of Series A Preferred Stock, the date on which such share was issued.

“Junior Stock” shall mean all equity securities of the Corporation, and any other series or class of the Corporation’s preferred stock, common stock or capital stock, now or hereafter authorized that rank junior to the Series A Preferred Stock with respect to dividend rights and rights on liquidation, dissolution or winding up.

“Legally Available Funds” has the meaning assigned such term in Section 3(B)(2)(a).

“Liquidity Event” shall mean a liquidation, dissolution or winding up of the Corporation as contemplated in Section 3(B)(4)(a) or any event described in clause (i) or (ii) of Section 3(B)(4)(a).

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Organic Transaction” means (x) the sale, lease, exchange, transfer or other disposition (including, without limitation, by merger, consolidation or otherwise) of assets constituting all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, (y) any merger, consolidation or other business combination or refinancing or recapitalization that results in the holders of the issued and outstanding voting securities of the Corporation immediately prior to such transaction beneficially owning or controlling less than a majority of the outstanding voting securities of the continuing or surviving entity immediately following such transaction, and/or (z) any Person or Persons acting together or which would constitute a “group” for the purposes of Section 13(d) of the Exchange Act, together or with any Affiliates thereof, other than any of the holders of the Common Stock and the holders of the Series A Preferred Stock, as of the Initial Issue Date, and their respective Affiliates, “beneficially owning” (as defined in Rule 13d-3 of the Exchange Act) or controlling, directly or indirectly, at least 50% of the total voting power of all classes of capital stock entitled to vote generally in the election of Directors of the Corporation.

“Original Issue Price” shall mean $10.00 per share for each of the then outstanding shares of Series A Preferred Stock, as the same may be adjusted for subdivisions or combinations of the Series A Preferred Stock.

“Permitted Disposition” shall have the meaning assigned to that term in the Purchase Agreement.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of any such entity.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or about the Initial Issue Date, by and among the Corporation and the initial holders of the Series A Preferred Stock and certain other institutional investors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Qualified Initial Public Offering” shall mean the sale in an underwritten offering by the Corporation of its Common Stock pursuant to a registration statement on Form S-l or otherwise under the Securities Act in which (a) the price per share to the public is at least $10.00 (as adjusted pursuant to Section 3(B)(5)(d)(1)) and (b) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $25,000,000.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Securityholders Agreement” shall have the meaning assigned to that term in the Purchase Agreement.

“Senior Indebtedness” shall have the meaning assigned to that term in the Purchase Agreement.

“Series A Liquidation Preference” shall mean with respect to each share of Series A Preferred Stock, an amount equal to the Original Issue Price plus an amount equal to all unpaid dividends that have been declared on the outstanding portion of the Series A Preferred Stock, to the final date of distribution or a Mandatory Redemption Date.

“Series A Preferred Stock” has the meaning assigned such term in Section 1.

“Subject Securities” has the meaning assigned to such term in Section 3(B)(5)(d)(5).

“Subsidiary” shall mean, with respect to any Person, a corporation or other entity of which more than 50% of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Article IV shall refer to a Subsidiary or Subsidiaries of the Corporation.

SECOND:                                        The stockholders of the Corporation considered, and unanimously voted in favor of this amendment.

THIRD:                                                      Said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 3rd day of March 2004.

INTERACTIVE HEALTH, INC.

By:	/s/ Craig Womack
Name: Craig Womack
Title: Chief Executive Officer and Chief Operating Officer